May 25, 2016      FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS APRIL 2016 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for April 2016. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total securities commissions and fees of $290 million were up 1 percent compared to April 2015 but down 1 percent compared to March 2016. The increase over April 2015 was driven by the Private Client Group segment and the Equity Capital Markets division. The sequential decline was primarily attributable to lower commissions in the Fixed Income division following a strong month in March 2016.

Client assets under administration reached a record of $522 billion, increasing 4 percent over April 2015 and 2 percent over March 2016. Despite the S&P 500 declining 1 percent since April 2015, the year-over-year growth in client assets under administration resulted from continued success recruiting and retaining financial advisors in the Private Client Group segment. Financial assets under management of $69 billion were down 1 percent compared to April 2015 but up 1 percent compared to March 2016. The decline in financial assets under management since April 2015 was primarily attributable to institutional net outflows in Eagle Asset Management, which offset the growth derived from recently recruited advisors in the Private Client Group as well as increased utilization of fee-based accounts.

“Investment banking results were subdued in April, although the activity levels for M&A, public finance and Raymond James Tax Credit Funds remain healthy,” said CEO Paul Reilly. “The Fixed Income division continues to generate solid results, especially considering the challenging market environment.”

Total net loans at Raymond James Bank reached a record of $14.5 billion, increasing 21 percent over April 2015 and 1 percent over March 2016.

“Financial advisor recruiting activity remains robust,” said Reilly. “Achieving new records for client assets under administration and net loans at Raymond James Bank augurs well for our results for the balance of the fiscal year.”

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 6,700 financial advisors serving in excess of 2.8 million client accounts in more than 2,700 locations throughout the United States, Canada and overseas. Total client assets are approximately $522 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	April 2016	April 2015	% Change	March 2016	% Change
	(21 business days)	(21 business days)		(22 business days)

Total securities commissions and fees (in mil.) (1)	$289.6	$287.8	1%	$291.5	(1)%

Client assets under administration (in bil.)	$521.8	$501.9	4%	$513.7	2%

Private Client Group assets under administration (in bil.)	$493.5	$477.1	3%	$485.6	2%

Financial assets under management (in bil.) (2)	$69.2	$69.7	(1)%	$68.8	1%

Raymond James Bank total loans, net (in bil.)	$14.5	$12.0	21%	$14.3	1%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.